EXHIBIT 99.1

Alpha and Omega Semiconductor Limited Announces Joint Venture Agreement in China

SUNNYVALE, Calif., March 29, 2016 (GLOBE NEWSWIRE) -- Alpha and Omega Semiconductor Limited (AOS) (Nasdaq:AOSL), a designer, developer and global supplier of a broad range of power semiconductors and power ICs, today announced that it has executed a definitive agreement with two strategic investment funds owned by the Municipality of Chongqing, China, to form the previously announced joint venture for a new state-of-the-art power semiconductor packaging/testing and wafer fabrication facility in the Liangjiang New Area of Chongqing (the “Joint Venture”).

The initial capitalization of the Joint Venture under the agreement will be $330 million. This reflects cash contributions, primarily from the Chongqing funds, as well as existing packaging and testing equipment from AOS, and certain AOS intellectual property relating to packaging and wafer manufacturing technology. AOS will own 51%, and the Chongqing funds will own 49%, of the equity interest in the Joint Venture.  The Joint Venture agreement is subject to approval by the relevant Chinese authorities.

“We are excited to begin this partnership, which we believe will enable both AOS and Chongqing to grow and prosper,” said Dr. Mike Chang, chairman and CEO of AOS.  “This joint venture with Chongqing represents an important milestone in our strategic roadmap. It will help further diversify our offerings of power semiconductor products and improve our access to customers in China as we work to accelerate our long-term growth and profitability.”

The Joint Venture is expected to commence its initial packaging production in mid 2017.  Prior to that, AOS intends to gradually relocate a majority of its assembly and testing equipment to the Joint Venture from its existing facility in Shanghai, which will continue as a center of supply chain management, technology development, and high-value production.  Over the longer term, the Joint Venture expects to construct a 12-inch wafer fabrication facility for the production of power semiconductors.

The Joint Venture is designed to bring together the technological and operational capability of AOS in power semiconductor product manufacturing with the capital resources and regional infrastructure support of the Chongqing authority.

Forward Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to the expected benefits of the Joint Venture, including increased sales and customers, reduced costs, improvement in working capital and capital expenditures; the construction of a manufacturing facility in Chongqing; the initial capitalization and contribution of parties to the Joint Venture; the anticipated commencement date for Joint Venture’s manufacturing operation; operation of the company's Shanghai facilities; approval of the Joint Venture by Chinese authority; and the acquisition of a fabrication facility.  Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the inability of AOS and the Chongqing authority to perform its obligations under the Joint Venture agreement; insufficient funding to complete the project; difficulties and delays in the formation of the Joint Venture, source of funding of the Joint Venture and construction of the facility; the inability to expand customer base on China, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2015. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

CONTACT:

Alpha and Omega Semiconductor Limited
Investor Relations
So-Yeon Jeong
408-789-3172
investors@aosmd.com